Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$4,700,000	$ 544.73

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-202524

Dated June 23, 2017

HSBC USA Inc. Trigger GEARS

$4,700,000 Securities Linked to the Russell 2000® Index due on June 27, 2022

Investment Description

These Trigger GEARS (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the Russell 2000® Index (the “Underlying Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Underlying Index Return is greater than zero, HSBC will repay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Index Return multiplied by the Upside Gearing of 1.245. If the Underlying Index Return is less than or equal to zero, HSBC will either repay the full Principal Amount at maturity or, if the Final Level is less than the Downside Threshold, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount.  The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑ Enhanced Growth Potential: If the Underlying Index Return is greater than zero, HSBC will repay the Principal Amount at maturity plus a return equal to the Underlying Index Return multiplied by the Upside Gearing. If the Underlying Index Return is less than zero, investors may be exposed to the negative Underlying Index Return at maturity.

❑ Contingent Repayment of Principal at Maturity: If the Underlying Index Return is equal to or less than zero and the Final Level is not less than the Downside Threshold, HSBC will repay the Principal Amount at maturity. However, if the Final Level is less than the Downside Threshold, HSBC will pay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Pricing Date	June 22, 2017
Trade Date	June 23, 2017
Settlement Date	June 27, 2017
Final Valuation Date[1]	June 22, 2022
Maturity Date[1]	June 27, 2022

[1] See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the UNDERLYING INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-2 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC is offering Trigger GEARS linked to the Russell 2000® Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying Index. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Underlying Index	Initial Level	Upside Gearing	Downside Threshold*	CUSIP/ISIN
Russell 2000® Index	1,404.538	1.245	1,053.404, which is 75% of the Initial Level	40435D110 / US40435D1101

*Rounded to three decimal places

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying Equity Index Underlying Supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is $9.55 per Security, which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 5 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per Security	$10.00	$0.35	$9.65
Total	$4,700,000.00	$164,500.00	$4,535,500.00

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Underlying Index. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Underlying Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Underlying Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this pricing supplement and in “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

♦	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 5, 2015 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 5, 2015.

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Investor Suitability

The Securities may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Underlying Index.

♦  You believe the Underlying Index will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

♦  You understand and accept the risks associated with the Underlying Index.

♦  You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦  You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying Index.

♦  You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦  You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Underlying Index.

♦  You believe that the level of the Underlying Index will decline during the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date.

♦  You are unwilling to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

♦  You do not understand or accept the risks associated with the Underlying Index.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦  You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying Index.

♦  You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦  You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Underlying Index, see page 11 of this pricing supplement and page S-36 of the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security
Principal Amount	$10.00 per Security
Term	5 years
Pricing Date	June 22, 2017
Trade Date	June 23, 2017
Settlement Date	June 27, 2017
Final Valuation Date	June 22, 2022, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Maturity Date	June 27, 2022, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Underlying Index	Russell 2000® Index (Ticker: “RTY”)
Downside Threshold	1,053.404, which is 75% of the Initial Level (rounded to three decimal places).
Upside Gearing	1.245
Payment at Maturity (per $10 Security) [1]

If the Underlying Index Return is greater than zero, HSBC will pay a cash payment per Security that provides you with the $10 Principal Amount plus a return equal to the Underlying Index Return multiplied by the Upside Gearing, calculated as follows:

$10 + [$10 × (Underlying Index Return × Upside Gearing)]

If the Underlying Index Return is less than or equal to zero and the Final Level is greater than or equal to the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment of:

$10 per $10 Security

If the Final Level is less than the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return, equal to:

$10 + ($10 × Underlying Index Return)

Underlying Index Return	Final Level – Initial Level Initial Level
Initial Level	1,404.538, which was the Official Closing Level of the Underlying Index on the Pricing Date.
Final Level	The Official Closing Level of the Underlying Index on the Final Valuation Date.
Official Closing Level	The Official Closing Level on any scheduled trading day will be the closing level of the Underlying Index as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “RTY <INDEX>,” or on any successor page on the Bloomberg Professional® service or on any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN	40435D110 / US40435D1101
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. See “Key Risks — ¨The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose some or all of your principal amount.  Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Investment Timeline

The Initial Level and the Downside Threshold were determined and the Upside Gearing was set.

The Final Level and Underlying Index Return are determined on the Final Valuation Date.

If the Underlying Index Return is greater than zero, HSBC will pay you a cash payment per Security that provides you with the $10 Principal Amount plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Index Return multiplied by the Upside Gearing, calculated as follows:

$10 + [$10 × (Underlying Index Return × Upside Gearing)].

If the Underlying Index Return is less than or equal to zero and the Final Level is greater than or equal to the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment of $10 per $10 Security.

If the Final Level is less than the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security, resulting in a loss of principal that is proportionate to the negative Underlying Index Return, equal to:

$10 + ($10 × Underlying Index Return).

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦    Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Index and will depend on whether, and to the extent which, the Underlying Index Return is positive or negative and if the Underlying Index Return is negative, whether the Final Level is below the Downside Threshold. If the Final Level is less than the Downside Threshold, you will be fully exposed to any negative Underlying Index Return and HSBC will pay you less than the Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦    The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Underlying Index level is above the Downside Threshold.

♦    The Upside Gearing Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Underlying Index's return, even if that return is positive. You can receive the full benefit of the Upside Gearing from HSBC only if you hold your Securities to maturity.

♦    The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦    The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can

5

include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦    The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date May Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Underlying Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦    If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 12 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦    No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦    Owning the Securities Is Not the Same as Owning the Stocks Included in the Underlying Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying Index would have. The Underlying Index is a price return index, and the Underlying Index Return excludes any cash dividend payments paid on its component stocks.

♦    The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦    Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than such purchase price.

♦    Small-capitalization risk. The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

♦    Changes Affecting the Underlying Index – The policies of the Underlying Index sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying Index and the manner in which the Underlying Index sponsor takes account of certain changes affecting those stocks included in the Underlying Index may adversely affect the level of the Underlying Index. The policies of the Underlying Index sponsor with respect to the calculation of the Underlying Index could also adversely affect the level of the Underlying Index. The Underlying Index sponsor may discontinue or suspend calculation or dissemination of the Underlying Index. Any such actions could have an adverse effect on the value of the Securities.

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♦    The Probability That the Underlying Index Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying Index – “Volatility" refers to the frequency and magnitude of changes in the level of the Underlying Index. Greater expected volatility with respect to the Underlying Index reflects a higher expectation as of the Trade Date that the Underlying Index could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Underlying Index's volatility can change significantly over the term of the Securities. The level of the Underlying Index could fall sharply, which could result in a significant loss of principal.

♦    Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks comprising the Underlying Index, which could affect the price of such stocks or the level of the Underlying Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Level as well as whether to postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦    Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Underlying Index or the price of the stocks included in the Underlying Index, and therefore, the market value of the Securities.

♦    Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affected the terms and features of the Securities at issuance and will affect their market price prior to maturity. These factors include the level of the Underlying Index; the volatility of the Underlying Index; the dividend rate paid on stocks included in the Underlying Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦    Potential HSBC and UBS Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc. or any of our or their respective affiliates in the stocks comprising the Underlying Index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Underlying Index, may adversely affect the market value of the stocks comprising the Underlying Index, the level of the Underlying Index, and, therefore, the market value of your Securities.

♦    Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Securities?” beginning on page 10 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. The hypothetical terms used below are not the actual terms that will apply to the Securities, which are indicated on the cover hereof. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying Index relative to the Initial Level. We cannot predict the Final Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions*:

Investment term:	Approximately 5 years

Hypothetical Initial Level:	2,000.00

Hypothetical Downside Threshold:	1,500.00 (75.00% of the hypothetical Initial Level)

Upside Gearing:	1.245

* The actual Initial Level and Downside Threshold for the Securities are set forth on the cover page of this pricing supplement.

Example 1— The level of the Underlying Index increases from an Initial Level of 2,000.00 to a Final Level of 2,200.00. The Underlying Index Return is greater than zero and expressed as a formula:

Underlying Index Return = (2,200.00 – 2,000.00) / 2,000.00 = 10.00%

Payment at Maturity = $10 + [$10 × (10.00% × 1.245)] = $11.245

Because the Underlying Index Return is equal to 10.00%, the Payment at Maturity is equal to $11.245 per $10.00 Principal Amount of Securities, and the return on the Securities is 11.245%.

Example 2— The Final Level is equal to an Initial Level of 2,000.00. The Underlying Index Return is zero and expressed as a formula:

Underlying Index Return = (2,000.00 – 2,000.00) / 2,000.00 = 0.00%

Payment at Maturity = $10.00

Because the Underlying Index Return is zero, the Payment at Maturity per Security is equal to the original $10.00 Principal Amount per Security (a return of zero percent).

Example 3— The level of the Underlying Index decreases from an Initial Level of 2,000.00 to a Final Level of 1,800.00. The Underlying Index Return is negative and expressed as a formula:

Underlying Index Return = (1,800.00 – 2,000.00) / 2,000.00 = -10.00%

Payment at Maturity = $10.00

Because the Underlying Index Return is less than zero, but the Final Level is greater than or equal to the Downside Threshold on the Final Valuation Date, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 Principal Amount of Securities (a return of zero percent).

Example 4— The level of the Underlying Index decreases from an Initial Level of 2,000.00 to a Final Level of 400.00. The Underlying Index Return is negative and expressed as a formula:

Underlying Index Return = (400.00 – 2,000.00) / 2,000.00 = -80.00%

Payment at Maturity = $10 + ($10 × -80.00%) = $2.00

Because the Underlying Index Return is less than zero and the Final Level is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the level of the Underlying Index on the Final Valuation Date. Therefore, the return on the Securities is -80.00%. In this case, you would incur a loss of 80.00% on your Securities.

If the Final Level is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the Underlying Index, and you will lose some or all of your Principal Amount at maturity.

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Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Underlying Index*			Performance of the Securities
Hypothetical Final Level	Hypothetical Underlying Index Return	Upside Gearing	Payment at Maturity	Return on Securities at Maturity**
4,000.00	100.00%	1.245	$22.45	124.50%
3,800.00	90.00%	1.245	$21.205	112.05%
3,600.00	80.00%	1.245	$19.96	99.60%
3,400.00	70.00%	1.245	$18.715	87.15%
3,200.00	60.00%	1.245	$17.47	74.70%
3,000.00	50.00%	1.245	$16.225	62.25%
2,800.00	40.00%	1.245	$14.98	49.80%
2,600.00	30.00%	1.245	$13.735	37.35%
2,400.00	20.00%	1.245	$12.49	24.90%
2,200.00	10.00%	1.245	$11.245	12.45%
2,000.00	0.00%	N/A	$10.00	0.00%
1,800.00	-10.00%	N/A	$10.00	0.00%
1,700.00	-15.00%	N/A	$10.00	0.00%
1,600.00	-20.00%	N/A	$10.00	0.00%
1,500.00	-25.00%	N/A	$10.00	0.00%
1,400.00	-30.00%	N/A	$7.00	-30.00%
1,200.00	-40.00%	N/A	$6.00	-40.00%
1,000.00	-50.00%	N/A	$5.00	-50.00%
800.00	-60.00%	N/A	$4.00	-60.00%
600.00	-70.00%	N/A	$3.00	-70.00%
400.00	-80.00%	N/A	$2.00	-80.00%
200.00	-90.00%	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	$0.00	-100.00%

* The Underlying Index Return excludes cash dividend payments on the stocks included in the Underlying Index.

** This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Underlying Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on the Issuer’s determination that the Securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

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Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Securities will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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The Russell 2000® Index

Description of the Underlying Index

The RTY is a capitalization-weighted index of stocks of 500 component companies. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of stocks of 500 component companies representing all major industries. The top 5 industry groups by market capitalization as of May 31, 2017 were: Financial Services, Technology, Producer Durables, Consumer Discretionary and Health Care.

For more information about the Underlying Index, see “The Russell 2000® Index” on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Underlying Index

The following graph sets forth the historical performance of the Underlying Index based on the daily historical closing levels from January 1, 2008 to June 22, 2017, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the Underlying Index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Underlying Index Return. If a Market Disruption Event exists with respect to the Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

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